Exhibit 5.1

Noel E. Guardi, Attorney at Law
99 ROCKY RIDGE ROAD, P.O. BOX 381
PINECLIFFE, CO 80471
TELEPHONE: 303-969-8886
FAX: 303-969-8887
SECLAWYER@IONSKY.COM

April 20, 2006

Board of Directors
Banyan Corporation
Suite 500, 1925 Century Park East
Los Angeles, CA 90067

Re:      Registration Statement on Form SB-2
            (Registration No. 333-131860)

Gentlemen:

          I have acted as counsel to Banyan Corporation, an Oregon corporation (the "Company"), in connection with a registration statement on Form SB-2 (the "Registration Statement") and related prospectus that is a part of the Registration Statement (the “Prospectus”). The Registration Statement covers a proposed offering by the entities named in the Registration Statement (the "Selling Shareholders") of shares of the Company's Common Stock, no par value per share, issuable and upon conversion of convertible debentures and exercise of warrants (collectively, "Underlying Shares") as enumerated and as described in the Registration Statement and Prospectus.

          I am familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Underlying Shares. I have examined such documents and authorities and made such legal and factual inquiries as I deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. I also assume that all of the Underlying Shares will be evidenced by appropriate certificates that have been properly executed and delivered.

Board of Directors
Banyan Corporation
April 20, 2006

          You have informed me that the Selling Shareholders may sell the Underlying Shares from time to time on a delayed or continuous basis.

          Based on the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the Underlying Shares have been duly authorized and reserved and, when issued upon conversion of each of the convertible debentures and exercise of the warrants in accordance with their respective terms for the applicable exercise or conversion price, will be duly and validly authorized, legally issued, fully paid and nonassessable shares of the Company’s Common Stock, no par value. This opinion is expressly limited in scope to the Underlying Shares and does not cover subsequent issuances of the Common Stock, no par value.

          I consent to reference to me in the section “Legal Matters” of the Prospectus and the filing of this opinion with the Commission as an exhibit to the Registration Statement.

          This opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without my prior express written consent. This opinion is based upon my knowledge of the law and the facts as of the date hereof. I assume no duty to communicate with you with respect to any other matters that come to my attention hereafter.

Very truly yours,

/s/ Noel Guardi
Noel E. Guardi, Esquire